Exhibit 16

June 6, 2024

U.S. Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549
Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 6, 2024 of Inter Parfums, Inc. and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mazars USA LLP

New York, NY